Exhibit (h)(22)

AMENDMENT TO

TRANSFER AGENCY AND SERVICE AGREEMENT

AMENDMENT, dated May 1, 2011 to the Transfer Agency and Service Agreement (the “Agreement”) entered into on October 3, 2008, as amended, by and between Pacific Investment Management Company LLC (the “Administrator”), on behalf of PIMCO Funds, PIMCO Variable Insurance Trust, PIMCO Equity Series and PIMCO Equity Series VIT (each a “Trust,” together the “Trusts”) and Boston Financial Data Services, Inc. (the “Transfer Agent”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Agreement.

WHEREAS, the Administrator administers all of the operations of each Trust pursuant to a Supervision and Administration Agreement between each Trust and the Administrator, and procures or provides for the procurement on behalf of each Trust, at the Administrator’s expense, certain supervisory and administrative and other services, including among others, transfer agency and recordkeeping services; and

WHEREAS, pursuant to the Agreement, the Transfer Agent is appointed as transfer agent, dividend disbursing agent and agent in connection with certain other activities, as set forth in the Agreement, of each Trust and the Portfolios; and

WHEREAS, the Administrator and the Transfer Agent desire to amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the Administrator and the Transfer Agent hereby agree to amend the Agreement pursuant to the terms thereof, as follows:

I.	Term.

Section 12 of the Agreement is hereby amended by deleting the first sentence of Section 12.1 and replacing it with the following:

“The initial term of this Agreement (the “Initial Term”) shall be May 1, 2011 through April 30, 2014.”

II.	AML Delegation.

Schedule 1.2 to the Agreement is hereby amended as follows:

Section 4.1(j) is deleted and the subsections that follow are re-numbered as subsections (j) through (o).

Section 4.2 is revised to delete the reference to “a Form 8300”.

III.	Fees.

Schedule 3.1 to the Agreement dated March 31, 2010 is replaced and superseded with the attached Schedule 3.1 effective May 1, 2011 through April 30, 2014.

IV.	Other.

This Amendment may not be assigned by either party without the consent of the other party.

Except as expressly provided herein, the Agreement shall remain in full force and effect in accordance with its terms.

All defined terms and definitions in the Agreement shall be the same in this Amendment except as specifically revised by this Amendment.

V.	Effectiveness

Upon its execution, this Amendment shall be effective as of the date first noted above. This Amendment may be executed in counterparts, each of which shall be deemed to be an original.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Peter G. Strelow
Name:	Peter G. Strelow
Title:	Executive Vice President

BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ [Tracy W. Shelby]
Name:	[Tracy W. Shelby]
Title:	Senior Vice President

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